UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

Barnes & Noble, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On November 8, 2010, Barnes & Noble, Inc. made the following communication available to its employees:

Re: REMINDER — Voting at the Special Meeting of Shareholders

As you know, Barnes & Noble is holding a Special Meeting of Shareholders on November 17 to seek shareholder ratification of the Company’s Shareholder Rights Plan. This is an important event for the Company’s future, and your vote is extremely important – no matter how many shares you own.

If you owned Barnes & Noble shares as of October 21, 2010, you should have received your voting materials by now. Depending on how many accounts you have, you may have received multiple proxy cards or voting instruction cards. For example, if you are a 401k plan participant, you should have received a voting instruction card from Fidelity, our plan trustee. If you hold additional shares through a bank or broker, you will receive proxy materials through that firm as well.

If you want to vote as the Board recommends, you would vote on the WHITE card:

☐	“FOR THE RESOLUTION RATIFYING THE ADOPTION OF THE STOCKHOLDER RIGHTS AGREEMENT.”

Please keep in mind that you will need to vote each WHITE card or instruction form you receive to ensure that all of your shares are voted. If you vote by telephone or Internet, you will need to refer to the unique Control Number on each WHITE proxy card or voting instruction form you receive.

If you have any questions about how to vote or if you need additional assistance, please call Andy Milevoj at 212-633-3489 or Innisfree M&A Incorporated at (877) 456-3422.

* * *

This communication is being directed to you by Barnes & Noble, Inc. because you are an employee of Barnes & Noble. Barnes & Noble is not acting as a fiduciary or providing any investment advice relating to Barnes & Noble’s 401(k) Plan.

Important Information

On October 28, 2010, Barnes & Noble, Inc. (“Barnes & Noble”) filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement in connection with the special meeting of shareholders scheduled to be held on November 17, 2010 and has mailed the definitive proxy statement to its shareholders, which definitive proxy statement was amended on November 2, 2010. Security holders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC when they become available, because they contain (or will contain) important information. Security holders may obtain a free copy of the definitive proxy statement, the amendment thereto and other documents (when available) that Barnes & Noble files with the SEC at the SEC’s website at www.sec.gov, at Barnes & Noble’s website at www.barnesandnobleinc.com and from Barnes & Noble by directing a request to Barnes & Noble, Inc., Attention: Investor Relations, 122 Fifth Avenue, New York, New York 10011.

Safe Harbor

This communication contains “forward-looking statements.” Barnes & Noble is including this statement for the express purpose of availing itself of the protections of the safe harbor provided by the Private Securities Litigation Reform Act of 1995 with respect to all such forward-looking statements. When used in this communication, the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “will” and similar expressions, as they relate to Barnes & Noble or the management of Barnes & Noble, identify forward-looking statements. These forward-looking statements are based on currently available information and represent the beliefs of the management of the company. These statements are subject to risks and uncertainties that could cause actual results to differ materially. These risks include, but are not limited to, general economic and market conditions, decreased consumer demand for the company’s products, possible disruptions in the company’s computer systems, telephone systems or supply chain, possible risks associated with data privacy and information security, possible work stoppages or increases in labor costs, possible increases in shipping rates or interruptions in shipping service, effects of competition, possible disruptions or delays in the opening of new stores or the inability to obtain suitable sites for new stores, higher than anticipated store closing or relocation costs, higher interest rates, the performance of the company’s online, digital and other initiatives, the performance and successful integration of acquired businesses, the success of the company’s strategic investments, unanticipated increases in merchandise, component or occupancy costs, unanticipated adverse litigation results or effects, the results or effects of any governmental review of the company’s stock option practices, product and component shortages, effects of the company’s evaluation of strategic alternatives and other factors which may be outside of the company’s control. Please refer to the company’s annual, quarterly and periodic reports on file with the SEC for a more detailed discussion of these and other risks that could cause results to differ materially. The company assumes no obligation to update or revise any forward-looking statements.